Exhibit 10.1

THE GREENBRIER COMPANIES, INC.

Amendment No. 1

to

2010 Amended and Restated Stock Incentive Plan

Pursuant to Section 15.2 of the 2010 Amended and Restated Stock Incentive Plan (the “Plan”) of The Greenbrier Companies, Inc. (the “Company”), the Board of Directors of the Company has amended the Plan as follows:

1.	Increase in Shares Reserved. Section 3.1 of the Plan is amended to increase the maximum aggregate number of Common Shares reserved for issuance under the Plan from 2,825,000 to 4,325,000.

2.	Director Restricted Shares. Section 6.1 of the Plan is amended to increase the amount of the annual automatic award of restricted stock to non-employee directors from $60,000 in value of stock to $80,000 per year, effective as of January 2013.

3.	Effective Date. Except as otherwise provided herein, this Amendment No. 1 shall be effective as of the date of approval by the Board of Directors. Except as hereby amended, the Plan shall remain in full force and effect.

Approved by the Board of Directors October 30, 2012.